Exhibit 6.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

CW MULTIFAMILY REIT I GP, LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

CW MULTIFAMILY REIT I GP, LLC

This Limited Liability Company Agreement, effective the 30th day of June, 2015, is entered into by Cottonwood Multifamily REIT I, Inc., a Maryland corporation (the “Member”), as the Member, pursuant to the Act on the following terms and conditions.

1. Organization.

1.1 Formation. On June 30, 2015, a Certificate of Formation was filed in the office of the Secretary of State of Delaware in accordance with and pursuant to the Act. On September 21, 2015, a Certificate of Amendment to the Certificate of Formation was filed in the office of the Secretary of State of Delaware to change the name of the Company from CW 2015 GP, LLC to CW Multifamily REIT I GP, LLC.

1.2 Name and Place of Business. The name of the Company shall be CW Multifamily REIT I GP, LLC and its principal place of business shall be 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The Member may change such name, change such place of business or establish additional places of business of the Company as the Member may determine to be necessary or desirable.

1.3 Business and Purpose of the Company. The purpose of the Company is to transact any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware.

1.4 Term. The term of the Company shall commence on the effective date of this Agreement and shall terminate on December 31, 2099 unless the Company is sooner dissolved and terminated as provided in this Agreement.

1.5 Required Filings. The Member, or its authorized representative, shall execute, acknowledge, file, record and/or publish such certificates and documents, as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6 Registered Office and Registered Agent. The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by the Member by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

2. Definitions. Definitions for this Agreement are set forth on Exhibit A and are incorporated herein.

3. Capitalization and Financing. The Member shall make an initial capital contribution of $100. The Member may, but shall have no obligation to, make additional capital contributions.

4. Allocation of Net Income and Net Loss. For each fiscal year, the Net Income and Net Loss of the Company shall be allocated to the Member.

5. Distributions. Cash from Operations with respect to each calendar year shall be distributed to the Member.

6. Company Expenses. The Company shall pay directly, or reimburse the Member, as the case may be, for all of the costs and expenses of the Company’s operations.

7. Authority, and Responsibilities of the Member.

7.1 Management. The business and affairs of the Company shall be managed by its Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

7.2 Member Authority. The Member shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Company’s business.

7.3 Tax Matters Member. The Member is hereby appointed to act as the “tax matters partner” or the “partnership representative.”

7.4 Indemnification of Member. The Member, its shareholders, members, partners, Affiliates, officers, directors, employees, agents and assigns, shall not be liable for, and shall be indemnified and held harmless (to the extent of the Company’s assets) from, any loss or damage incurred by them, the Company or the Member in connection with the business of the Company, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted.

7.5 No Personal Liability for Return of Capital. The Member shall not be personally liable or responsible for the return or repayment of all or any portion of the Capital Contribution of any Member or any loan made to the Company, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Member) of the Company.

7.6 Authority as to Third Persons.

7.6.1 No third party dealing with the Company shall be required to investigate the authority of the Member. No purchaser of any property or interest owned by the Company shall be required to determine the right to sell or the authority of the Member to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

7.6.2 The Member shall have full authority to execute on behalf of the Company any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by the Member executing on behalf of the Company shall be the only execution necessary to bind the Company thereto.

7.7 Officers of the Company.

7.7.1 The Member may appoint officers at any time. The officers of the Company, if deemed necessary by the Member, may include a chief executive officer, president, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Member. Any individual may hold any number of offices. The Member’s officers may serve as officers of the Company. The officers shall exercise such powers and perform such duties as determined and authorized by the Member.

7.7.2 Any officer may be removed, either with or without cause, by the Member at any time. Any officer may resign at any time by giving written notice to the Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

8. Assignment of the Member’s Interest. The Member may sell, assign, hypothecate, encumber or otherwise transfer all or any part of its interest in the Company.

9. Records, Audits and Reports. The Company shall maintain at its principal office the Company’s records and accounts of all operations and expenditures of the Company including the following:

9.1 A current list in alphabetical order of the full name and last known business or resident address of the Member, together with the Capital Contribution and the share in profits and losses of the Member;

9.2 A copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed;

9.3 Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

9.4 Copies of this Agreement and any amendments thereto together with any powers of attorney pursuant to which any written accounting or any amendments thereto were executed;

9.5 Copies of any financial statements of the Company, if any, for the six most recent years; and

9.6 The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

10. Termination of the Company.

10.1 Termination of Company. The Company shall be dissolved, shall terminate and its assets shall be disposed of, and its affairs wound up upon the earliest to occur of the following:

10.1.1 Upon the happening of any event of dissolution specified in the Certificate of Formation;

10.1.2 A determination by the Member to terminate the Company; or

10.1.3 The expiration of the term of the Company.

10.2 Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 10.1, the Member shall execute a Certificate of Cancellation in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

10.3 Liquidation of Assets. Upon a dissolution and termination of the Company, the Member shall take full account of the Company assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

10.3.1 To the payment of creditors of the Company, including the Member, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets;

10.3.2 To the setting up of any reserves as required by law for any contingent liabilities or obligations of the Company; provided, however, that said reserves shall be deposited with a bank or trust company in escrow at interest for the purpose of disbursing such reserves for the payment of any of the aforementioned contingencies and, at the expiration of a reasonable period, for the purpose of distributing the balance remaining in accordance with remaining provisions of this Section 10.3; and

10.3.3 Any remaining amount to the Member.

11. Relationship of This Agreement to the Act. Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Company or the Member. Any failure of this Agreement to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any of such terms is not intended to be an operating agreement provision authorized or permitted by the Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby.

12. Miscellaneous.

12.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Member.

12.2 Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

12.3 Notices. All notices under this Agreement shall be in writing and shall be given to the Member by personal service or by mail, posted to the address maintained by the Company for such person or at such other address as he may specify in writing.

12.4 Member’s Address. The name and address of the Member is as follows:

Cottonwood Multifamily REIT I, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.6 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

12.7 Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa.

12.8 Descriptions. All descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

12.9 Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located only in Salt Lake City, Utah.

12.10 Integrated and Binding Agreement. This Agreement contains the entire understanding and agreement of the Member.

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement as of the date first set forth in the preamble.

MEMBER:

COTTONWOOD MULTIFAMILY REIT I, INC., a Maryland corporation

By:
Daniel Shaeffer, Chief Executive Officer

Exhibit A

Definitions

“Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such other person; and (iv) if such other person is an officer, director or partner, any company for which such person acts in any capacity. The term “person” shall include any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Capital Contribution” shall mean the gross amount invested in the Company by a Member.

“Cash From Operations” shall mean the net cash realized by the Company from all sources, including, but not limited to, cash from the operations of the Company after payment of all cash expenditures of the Company (including, but not limited to, all operating expenses).

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware as the same may be amended or restated from time to time.

“Company” shall refer to CW Multifamily REIT I GP, LLC, a Delaware limited liability company.

“Member” shall refer to Cottonwood Multifamily REIT I, Inc., a Maryland corporation.

“Net Income” or “Net Loss” shall mean, respectively, for each taxable year of the Company the taxable income and taxable loss of the Company as determined for federal income tax purposes.

“Property” shall refer to any or all of such real and tangible or intangible personal property or properties as may be acquired by the Company.